Exhibit  23.1

                         Independent Auditors' Consent


The Board of Directors
CardioDynamics International Corporation:


We consent to incorporation by reference in registration statements No. 333-40969 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-
69659, 333-86475, 333-88309, 333-88307, and 333-88311 on Form S-3 of
CardioDynamics International Corporation of our report dated January 17, 2000, relating to the balance sheets of CardioDynamics International Corporation as of November 30, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended, which report appears in the November 30, 1999, annual report on Form 10-KSB of CardioDynamics International Corporation.


                                                 /s/ KPMG LLP

San Diego, California
February 25, 2000